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                                  EXHIBIT 21.1

                    ADAMS GOLF, INC., A DELAWARE CORPORATION

                                  SUBSIDIARIES

The Company conducts its operations through several direct and indirect wholly-owned subsidiaries, including (i) Adams Golf Holding Corp., which holds limited partnership interests of certain indirect subsidiaries of the Company;
(ii) Adams Golf GP Corp., which holds capital stock or general partnership interests, as applicable, of certain indirect subsidiaries of the Company; (iii) Adams Golf Direct Response, Ltd., which operates direct-to-consumer sales and advertising activities; (iv) Adams Golf, Ltd., which operates the golf club design, assembly and retail sales business; (v) Adams Golf IP, L.P., which holds the intellectual property rights of the Company; and (vi) Adams Golf Management Corp., which provides management and consulting services to certain of the Company's indirect subsidiaries. A complete list of the Company's subsidiaries at March 19, 2001 is as follows:


            Adams Golf, Ltd., a Texas limited partnership
            Adams Golf Direct Response, Ltd., a Texas limited partnership Adams Golf Holding Corp., a Delaware corporation
            Adams Golf GP Corp., a Delaware corporation
            Adams Golf Management Corp., a Delaware corporation
            Adams Golf RAC Corp., a Delaware corporation
            Adams Golf IP, L.P. a Delaware limited partnership
            Adams Golf Foreign Sales Corporation, a Barbados, W.I. corporation Adams Golf U.K., Ltd. a United Kingdom private limited company Adams Golf Japan, Inc., a Japan kabushiki kaisha